GRAINGER REPORTS RESULTS FOR THE 2018 FOURTH QUARTER AND FULL YEAR
Full year sales increase 8 percent; reported operating margin of 10 percent; adjusted operating margin of 12 percent; company provides 2019 guidance

2018 Financial Highlights

•	Sales of $11.2 billion, up 8 percent

•	Reported operating earnings of $1.2 billion, up 12 percent; adjusted operating earnings of $1.3 billion, up 17 percent

•	Reported operating margin of 10.3 percent, up 40 basis points; adjusted operating margin of 12.0 percent, up 100 basis points

•	Reported EPS of $13.73, up 37 percent; adjusted EPS of $16.70, up 46 percent

•	Cash returned to shareholders of $741 million

Fourth Quarter Financial Highlights

•	Sales of $2.8 billion, up 5 percent

•	Reported operating earnings of $290 million, up 23 percent; adjusted operating earnings of $310 million, up 10 percent

•	Reported operating margin of 10.5 percent, up 160 basis points; adjusted operating margin of 11.2 percent, up 50 basis points

•	Reported EPS of $3.68, up 40 percent; adjusted EPS of $3.96, up 35 percent

CHICAGO, Jan. 24, 2019 - Grainger (NYSE: GWW) today reported results for the fourth quarter and full year 2018. For the full year, sales of $11.2 billion increased 8 percent versus $10.4 billion in the prior year. Sales of $2.8 billion in the 2018 fourth quarter increased 5 percent versus $2.6 billion in the 2017 fourth quarter.

“2018 was a year of focus and achievement for Grainger. Across the business, we executed on our long-term strategy and enhanced our relationships with customers. Our key accomplishments included U.S. segment volume growth of 8 percent, a profitable fourth quarter for the Canadian business and double-digit revenue growth for our single channel businesses, all while reducing our cost structure across the organization. In addition, we delivered 12 percent company operating margin a year earlier than anticipated. I’m extremely proud of our team members and what they have accomplished,” said DG Macpherson, Chairman and Chief Executive Officer. “We remain confident in our ability to drive volume growth above the market and generate operating expense leverage in 2019 and beyond. Consistent with our previous projections, we expect 12.2 to 13.0 percent operating margin for the company in 2019.”

2018 Financial Summary

($ in millions)	FY 2018		FY 2018		Q4 2018		Q4 2018
			Change v. Prior				Change v. Prior
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$11,221	$11,221	8%	8%	$2,763	$2,763	5%	5%
Gross Profit	$4,348	$4,348	6%	6%	$1,066	$1,065	4%	3%
Operating Earnings	$1,158	$1,344	12%	17%	$290	$310	23%	10%
Net Earnings	$782	$952	33%	42%	$209	$225	38%	34%
Diluted EPS	$13.73	$16.70	37%	46%	$3.68	$3.96	40%	35%

Gross Profit %	38.7%	38.7%	(60) bps	(70) bps	38.6%	38.5%	(20) bps	(70) bps
Gross Profit Margin (Rev. Rec.)[2]	39.2%	39.2%	(10) bps	(20) bps	39.0%	39.0%	20 bps	(20) bps

Operating Margin	10.3%	12.0%	40 bps	100 bps	10.5%	11.2%	160 bps	50 bps
Tax Rate	23.9%	21.7%	950 bps	1080 bps	21.5%	21.6%	60 bps	750 bps

(1)
Results exclude restructuring, asset impairments and income tax items as shown in the supplemental information of this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information of this release.

(2)	Gross margin normalized for the new revenue recognition standard.

Reported operating earnings for 2018 contained $139 million in non-cash impairment charges related to the Cromwell business in the U.K. and $47 million of restructuring primarily related to Canada.

Revenue
The fourth quarter and the full year 2018 contained one more selling day than the prior year. In the fourth quarter, Christmas Eve and New Year’s Eve fell on a Monday versus on a Sunday in the prior year. The company’s U.S. operations were open for business both days to serve customers; however, revenue on those days was significantly lower than normal. That lower revenue effectively offset the benefit of the additional calendar sales day. In addition, the week between Christmas and New Year’s Day saw significantly lower volume as more customers closed for the full week than anticipated. Sales in the United States for the quarter grew 6 percent, with the sales day benefit and negative holiday timing offsetting each other.

For the full year 2018, total company sales increased 8 percent versus the full year 2017. On a daily basis, sales increased 7 percent driven entirely by volume. Sales increased 5 percent in the 2018 fourth quarter versus the 2017 fourth quarter, including a negative impact of 1 percentage point from foreign exchange. On a constant currency basis, sales grew 6 percent, 4 percent on a daily basis. Sales were composed of a 4 percentage point increase from volume and a 1 percentage point increase in price, partially offset by 1 percentage point from holiday timing.

Gross Profit Margin
For the full year 2018, reported gross profit margin was 38.7 percent versus 39.3 percent in 2017. Adjusted gross profit margin in 2018 was 38.7 percent versus 39.4 percent in 2017.

Reported gross profit margin for the fourth quarter was 38.6 percent versus 38.8 percent in the 2017 fourth quarter. Adjusted gross profit margin for the quarter was 38.5 percent versus 39.2 percent in the 2017 fourth quarter.

The lower gross profit margin reflects a 50 basis point decline from implementation of the new revenue recognition standard for the quarter and the year. When normalized for the new standard, adjusted gross profit margin for the full year 2018 was 39.2 percent, down 20 basis points versus 2017, and for the quarter was 39.0 percent, down 20 basis points versus the 2017 quarter.

Earnings
For the full year 2018, reported operating earnings of $1.2 billion were up 12 percent versus $1.0 billion in 2017. On an adjusted basis, operating earnings for 2018 were $1.3 billion, up 17 percent versus $1.1 billion in 2017. Reported operating margin of 10.3 percent increased 40 basis points versus the prior year. Adjusted operating margin of 12.0 percent increased 100 basis points versus the prior year due primarily to strong operating expense leverage. Reported earnings per share of $13.73 were up 37 percent versus $10.02 in 2017. Adjusted earnings per share of $16.70 increased 46 percent versus $11.46 in 2017.

Reported operating earnings for the 2018 fourth quarter of $290 million were up 23 percent versus $236 million in the 2017 fourth quarter. On an adjusted basis, operating earnings for the quarter of $310 million were up 10 percent versus $281 million in the 2017 quarter. Reported operating margin of 10.5 percent increased 160 basis points versus the prior year. Adjusted operating margin of 11.2 percent increased 50 basis points versus the prior year due primarily to operating expense leverage driven by higher sales growth. Reported earnings per share of $3.68 in the fourth quarter were up 40 percent versus $2.63 in the 2017 quarter. Adjusted earnings per share in the quarter of $3.96 increased 35 percent versus $2.94 in the 2017 fourth quarter. The improvement in adjusted earnings per share was due primarily to higher sales, operating expense leverage and a lower tax rate.

Tax Rate
For the year, the company’s reported tax rate was 23.9 percent versus 33.4 percent in 2017. The adjusted tax rate was 21.7 percent in 2018 versus 32.5 percent in 2017. The lower tax rate in 2018 reflects the benefit from U.S. tax legislation, partially offset by lower benefits from the termination of the company’s two clean energy investments.

For the fourth quarter, the company’s reported tax rate was 21.5 percent versus 22.1 percent in the 2017 fourth quarter. The 2017 fourth quarter contained higher tax benefits from stock-based compensation, the clean energy investments and other favorable tax adjustments. The stock-based compensation benefits were more concentrated in the 2017 fourth quarter than the year overall.

Cash Flow
Operating cash flow for 2018 of $1.1 billion was flat versus 2017, as increased net earnings were offset by investment in inventory and timing of payables. The company used the cash generated during the year to invest in the business and return cash to shareholders through share repurchases and dividends. In 2018, capital expenditures were $239 million. Grainger returned $741 million to shareholders through $316 million in dividends and $425 million used to buy back 1.4 million shares in 2018.

Operating cash flow for the quarter was $314 million versus $336 million in the 2017 fourth quarter, a decrease of 7 percent compared to the same period last year. In the fourth quarter, similar to the full year, the company had an increase in inventory to support availability and higher trade payments due to timing.

2019 Outlook
The company is providing the following 2019 guidance:

Total Company	2019 Guidance Range
Net Sales	4.0% to 8.5% growth
Market Growth (nominal)	1.0% to 4.0%
Gross Profit Margin	38.1% to 38.7%
Operating Margin	12.2% to 13.0%
Earnings per Share	$17.10 to $18.70
Operating Cash Flow	$1.1 to $1.3 billion
CapEx	$300 to $350 million
Share Buyback	$450 to $600 million
Dividend	$310 to $325 million
Tax Rate	24.5% to 27.5%
Segment Operating Margin
United States	15.5% to 16.1%
Canada	1.0% to 5.0%
Other Businesses	6.0% to 8.0%
Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Jan. 24, 2019, to discuss the fourth quarter. The webcast will be hosted by DG Macpherson and Tom Okray, Senior Vice President and Chief Financial Officer and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.grainger.com/investor.

About Grainger
W.W. Grainger, Inc., with 2018 sales of $11.2 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a supplement regarding 2018 fourth quarter results. The Grainger Investor Relations website also includes company information in our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; disruption of information technology or data security systems; general industry, economic, market or political conditions; general global economic conditions; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in credit ratings; changes in effective tax rates and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Michael Ferreter
847-535-5678	Senior Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Net sales	$2,763	2,633	$11,221	$10,425
Cost of goods sold	1,697	1,611	6,873	6,327
Gross profit	1,066	1,022	4,348	4,098
Selling, general and administrative expenses	776	786	3,190	3,063
Operating earnings	290	236	1,158	1,035
Other income (expense):
Interest income	2	2	6	3
Interest expense	(18)	(24)	(88)	(89)
Loss from equity method investment	(1)	(12)	(19)	(37)
Other, net	6	6	24	24
Total other expense	(11)	(28)	(77)	(99)
Earnings before income taxes	279	208	1,081	936
Income taxes	60	46	258	313
Net earnings	219	162	823	623
Less: Net earnings attributable to noncontrolling interest	10	11	41	37
Net earnings attributable to W.W. Grainger, Inc.	$209	$151	$782	$586

Earnings per share:
Basic	$3.71	$2.64	$13.82	$10.07
Diluted	$3.68	$2.63	$13.73	$10.02
Weighted average number of shares outstanding:
Basic	56,058	56,681	56,143	57,675
Diluted	56,377	56,954	56,534	57,983
Diluted Earnings Per Share
Net earnings as reported	$209	$151	$782	$586
Earnings allocated to participating securities	(1)	(1)	(6)	(5)
Net earnings available to common shareholders	$208	$150	$776	$581
Weighted average shares adjusted for dilutive securities	56,377	56,954	56,534	57,983
Diluted earnings per share	$3.68	$2.63	$13.73	$10.02

NOTE: Results for 2017 have been restated due to adoption of Accounting Standards Update (ASU) 2017-07, Compensation Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost. The ASU effectively increases Selling, general and administrative expense, lowering Operating earnings, and decreases total other expense, net, with no impact on Net earnings or Earnings per share. Restated 2017 quarterly and annual financials can be found at www.grainger.com/investor.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions of dollars)

Assets	December 31, 2018	December 31, 2017
Cash and cash equivalents	$538	$327
Accounts receivable – net	1,385	1,325
Inventories - net	1,541	1,429
Prepaid expenses and other assets	83	87
Prepaid income taxes	10	38
Total current assets	3,557	3,206
Property, buildings and equipment – net	1,352	1,392
Deferred income taxes	12	22
Goodwill (1)	424	544
Intangibles - net (1)	460	569
Other assets	68	71
Total assets	$5,873	$5,804
Liabilities and Shareholders’ Equity
Short-term debt	$49	$56
Current maturities of long-term debt	81	39
Trade accounts payable	678	731
Accrued compensation and benefits	262	254
Accrued contributions to employees’ profit sharing plans	133	93
Accrued expenses	269	314
Income taxes payable	29	20
Total current liabilities	1,501	1,507
Long-term debt	2,090	2,248
Deferred income taxes and tax uncertainties	103	111
Employment-related and other non-current liabilities	86	110
Shareholders' equity (2)	2,093	1,828
Total liabilities and shareholders’ equity	$5,873	$5,804

(1)
Primarily related to a goodwill impairment of $105 million and an intangible impairment of $34 million relating to Cromwell in the third quarter of 2018. Also includes foreign currency translation and amortization of intangibles.

(2)	Common stock outstanding as of December 31, 2018 was 55,862,360 compared with 56,328,863 shares at December 31, 2017, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net earnings	$219	$162	$823	$623
Provision for losses on accounts receivable	—	1	7	16
Deferred income taxes and tax uncertainties	(3)	10	7	(5)
Depreciation and amortization	65	70	257	264
Impairment of goodwill, intangible and other assets	14	10	156	28
Net gains from sales of assets and divestitures	(3)	(2)	(25)	(9)
Stock-based compensation	11	6	47	33
Losses from equity method investment	1	13	19	38
Change in operating assets and liabilities:
Accounts receivable	93	43	(79)	(103)
Inventories	(76)	(40)	(129)	(5)
Prepaid expenses and other assets	11	(1)	(2)	(5)
Trade accounts payable	(55)	15	(51)	72
Accrued liabilities	54	82	18	112
Income taxes payable, net	(3)	(14)	36	4
Employment-related and other liabilities	(16)	(10)	(35)	(6)
Other – net	2	(9)	8	—
Net cash provided by operating activities	314	336	1,057	1,057
Cash flows from investing activities:
Additions to property, buildings and equipment and intangibles	(70)	(46)	(239)	(237)
Proceeds from sales of assets	10	10	86	120
Equity method investment	(1)	(13)	(13)	(35)
Other – net	—	3	—	6
Net cash used in investing activities	(61)	(46)	(166)	(146)
Cash flows from financing activities:
Net decrease in commercial paper	—	—	—	(370)
Net (decrease) increase in lines of credit	(1)	37	(5)	31
Net (decrease) increase in long-term debt	(7)	(46)	(96)	362
Proceeds from stock options exercised	2	20	181	47
Payments for employee taxes withheld from stock awards	(1)	(11)	(12)	(28)
Purchase of treasury stock	(142)	(169)	(425)	(605)
Cash dividends paid	(84)	(79)	(316)	(304)
Other, net	—	—	3	—
Net cash used in financing activities	(233)	(248)	(670)	(867)
Exchange rate effect on cash and cash equivalents	1	1	(10)	9
Net change in cash and cash equivalents	21	43	211	53
Cash and cash equivalents at beginning of period	517	284	327	274
Cash and cash equivalents at end of period	$538	$327	$538	$327

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted net sales growth, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted earnings per share and adjusted tax rate. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted net sales growth, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted earnings per share and adjusted tax rate are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information (including, but not limited to, the items under the heading “2019 Outlook”). The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net sales growth, adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted diluted earnings per share and adjusted tax rate with GAAP financial measures:

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	Gross Profit %	2017	Gross Profit %	2018	Gross Profit %	2017	Gross Profit %
Gross profit reported	$1,066	38.6%	$1,022	38.8%	$4,348	38.7%	$4,098	39.3%
Restructuring, net	(1)	(0.1)	10	0.4	—	—	14	0.1
Gross profit adjusted	$1,065	38.5%	$1,032	39.2%	$4,348	38.7%	$4,112	39.4%

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2018	Operating Margin %	2017	Operating Margin %	2018	Operating Margin %	2017	Operating Margin %
Operating earnings reported	$290	10.5%	$236	9.0%	$1,158	10.3%	$1,035	9.9%
Restructuring, impairment and other charges, net	20	0.7	45	1.7	186	1.7	112	1.1
Operating earnings adjusted	$310	11.2%	$281	10.7%	$1,344	12.0%	$1,147	11.0%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	%	2018	2017	%
Net earnings reported	$209	$151	38%	$782	$586	33%
Restructuring, impairment and other charges, net	16	17		170	84
Net earnings adjusted	$225	$168	34%	$952	$670	42%

Diluted earnings per share reported	$3.68	$2.63	40%	$13.73	$10.02	37%
Pretax restructuring, impairment and other charges, net	0.36	0.78		3.26	1.91
Tax effect (1)	(0.08)	(0.21)		(0.19)	(0.21)
Tax effect of impairment	—	—		(0.10)	—
U.S. tax legislation (2)	—	(0.06)		—	(0.06)
Discrete tax items	—	(0.20)		—	(0.20)
Total, net of tax	0.28	0.31		2.97	1.44
Diluted earnings per share adjusted	$3.96	$2.94	35%	$16.70	$11.46	46%

(1) The tax impact of adjustments is calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

(2) U.S. tax legislation reflects the 2017 impact of the benefit of re-measurement of deferred taxes, partially offset by one-time deemed repatriation tax.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Tax rate reported	21.5%	22.1%	23.9%	33.4%
Stock-based compensation	(0.1)	(2.6)	(1.3)	(1.4)
U.S. tax legislation	—	1.3	—	0.3
Restructuring, impairment and other charges, net	0.2	8.3	0.9	(0.2)
Tax rate adjusted	21.6%	29.1%	21.7%	32.5%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31, 2018
	U.S. Segment	Total Company
Net sales growth reported	6%	5%
Foreign exchange	—	1
Constant currency sales growth reported	6	6
Selling day adjustment (64 days v. 63 days)	(1)	(2)
Net sales growth on daily basis	5	4
December holiday timing	1	1
Net sales growth normalized for holiday timing	6%	5%

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